INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

KOVITZ INVESTMENT GROUP PARTNERS, LLC

AGREEMENT, made as of June 21, 2021 between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Kovitz Investment Group Partners, LLC, a Delaware limited liability company (the "Adviser"), located at 115 South Lasalle Street, 27th Floor, Chicago, IL 60603.

RECITALS:

WHEREAS, the Trust is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, each having its own investment objective or objectives, policies and limitations;

WHEREAS, the Trust offers shares in the series named on Appendix A hereto (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 1.3, being herein referred to as the “Fund,” and collectively as the “Funds”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Trust with respect to each Fund in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1. Services of the Adviser.

1.1 Investment Advisory Services. The Adviser shall act as the investment adviser to each Fund and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, business, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of each Fund in a manner consistent with its investment objective(s), policies and restrictions, and (iii) determine from time to time securities to be purchased, sold, retained or lent by each Fund, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best price and execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers who provide the Adviser with research, analysis, advice and similar services and pay such brokers in return a higher commission than may be charged by other brokers.

The Trust hereby authorizes any entity or person associated with the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) provided the transaction complies with the Trust’s Rule 17e-1 policies and procedures.

The Adviser shall carry out its duties with respect to each Fund's investments in accordance with applicable law and the investment objectives, policies and restrictions set forth in each Fund's then-current Prospectus and Statement of Additional Information, and subject to such further limitations as the Trust may from time to time impose by written notice to the Adviser.

1.2 Administrative Services. The Trust has engaged the services of an administrator unaffiliated with the Adviser (the “Administrator”). The Adviser shall provide such additional administrative services as reasonably requested in writing by the board of trustees of the Trust (the “Board of Trustees” and each member thereof a “Trustee”) or officers of the Trust; provided, that the Adviser shall not have any obligation to provide under this Agreement any direct or indirect services to Trust shareholders, any services related to the distribution of Trust shares, or any other services which are the subject of a separate agreement or arrangement between the Trust and the Adviser or between the Trust and its Administrator. Subject to the foregoing, in providing administrative services hereunder, the Adviser shall:

1.2.1 Office Space, Equipment and Facilities. Provide such office space, office equipment and office facilities as are adequate to fulfill the Adviser’s obligations hereunder.

1.2.2 Personnel. Provide, without remuneration from or other cost to the Trust, the services of individuals competent to perform the administrative functions which are not performed by the Administrator or employees or other agents engaged by the Trust or by the Adviser acting in some other capacity pursuant to a separate agreement or arrangement with the Trust.

1.2.3 Agents. Assist the Trust in selecting the other agents engaged by the Trust, including the Trust's shareholder servicing agent, custodian, Administrator, independent auditors and legal counsel.

1.2.4 Trustees and Officers. Authorize and permit the Adviser's directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust.

1.2.5 Books and Records. Assure that all financial, compliance, accounting and other records required to be maintained and preserved by the Adviser on behalf of the Trust are maintained and preserved by it in accordance with applicable laws and regulations.

1.2.6 Reports and Filings. Assist the Administrator in preparing all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Funds and Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

1.3 Additional Series. In the event that the Trust establishes one or more series after the effectiveness of this Agreement (“Additional Series”) where the Adviser serves as the investment adviser to such Additional Series, Appendix A to this Agreement may be amended to make such Additional Series subject to this Agreement upon the approval of the Board of Trustees of the Trust, including a majority Trustees who are not interested persons under the Act, and the shareholder(s)

of the Additional Series, in accordance with the provisions of the Act. The Trust or the Adviser may elect not to make any such series subject to this Agreement.

1.4 Change in Management or Control. The Adviser shall provide at least thirty (30) days’ prior written notice to the Trust of any change in the ownership or management of the Adviser, or any event or action that may constitute a change in “control,” as that term is defined in Section 2 of the Act. The Adviser shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Fund.

2. Expenses of the Fund.

2.1 Expenses to be Paid by Adviser. The Adviser shall pay all operating expenses of the Fund, including the compensation and expenses of any employees of the Fund and of any other persons rendering any services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, Administrator, accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates, if any, or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares, excluding expenses which the Fund is authorized to pay pursuant to Rule 12b-1 under Investment Company Act of 1940, as amended (the “Act”); and all other operating expenses not specifically assumed by the Fund.

In the event that the Adviser pays or assumes any expenses of the Trust not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Adviser of any obligation to the Funds under any separate agreement or arrangement between the parties.

2.2 Expenses to be Paid by the Fund. Each Fund shall pay: (a) all brokerage fees and commissions, indirect costs of investing in other investment companies, taxes, borrowing costs (such as (i) interest and (ii) dividend expenses on securities sold short); (b) fees and salaries payable to the Trust’s Trustees and officers who are not officers or employees of the Adviser or any underwriter of the Trust; (c) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; and (d) such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto. The Fund will also pay expenses that it is authorized to pay pursuant to Rule 12b-1 under the Act.

The Adviser may obtain reimbursement from the Fund, at such time or times as it may determine in its sole discretion, for any of the expenses advanced by the Adviser, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of the Adviser’s compensation pursuant to this Agreement.

3. Advisory Fee.

As compensation for all services rendered, facilities provided and expenses paid or assumed by the Adviser under this Agreement, each Fund shall pay the Adviser on the last business day of each month, or as promptly as possible thereafter, a fee calculated by applying a monthly rate, based on an annual percentage rate, to the Fund’s average daily net assets for the month. The annual percentage rate applicable to each Fund is set forth in Appendix A to this Agreement, as it may be amended from time to time in accordance the terms of this Agreement. If this Agreement shall be effective for only a portion of a month with respect to a Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

4. Proxy Voting.

The Adviser will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of a Fund may be invested from time to time. Such proxies will be voted in a manner that the Adviser deems, in good faith, to be in the best interest of the Fund and in accordance with your proxy voting policy. The Adviser agrees to provide a copy of its proxy voting policy to the Trust prior to the execution of this Agreement.

5. Records.

5.1 Tax Treatment. Both the Adviser and the Trust shall maintain, or arrange for others to maintain, the books and records of the Trust in such a manner that treats each Fund as a separate entity for federal income tax purposes.

5.2 Ownership. All records required to be maintained and preserved pursuant to the provisions or rules or regulations of the Securities and Exchange Commission by the Trust or by the Adviser on behalf of the Trust are the property of the Trust and shall be surrendered by the Adviser promptly on request by the Trust; provided, that the Adviser may retain copies of any such records.

6. Reports to Adviser.

The Trust shall furnish or otherwise make available to the Adviser such copies of each Fund's Prospectus, Statement of Additional Information, financial statements, proxy statements, reports and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

7. Reports to the Trust.

The Adviser shall prepare and furnish to the Trust such reports, statistical data and other information in such form and at such intervals as the Trust may reasonably request.

8. Code of Ethics.

The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act (the “Code”) and will provide the Trust with a copy of the Code and evidence of its adoption. The Adviser will provide to the Board of Trustees of the Trust at least annually a written report that describes any issues arising under the Code since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent "access persons" (as that term is defined in Rule 17j-1) from violating the code.

9. Retention of Sub-Adviser.

Subject to the Trust's obtaining the initial and periodic approvals required under Section 15 of the Act, the Adviser may retain one or more sub-advisers, at the Adviser's own cost and expense, for the purpose of managing the investments of the assets of one or more Funds of the Trust. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Section 11 of this Agreement, be responsible to the Trust for all acts or omissions of any sub-adviser in connection with the performance of the Adviser's duties hereunder.

10. Services to Other Clients.

Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

11. Limitation of Liability of Adviser and its Personnel.

Neither the Adviser nor any director, manager, officer, agent or employee of the Adviser performing services for the Trust at the direction or request of the Adviser in connection with the Adviser's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Trustees of the Trust in following or declining to follow any advice or recommendation of the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement; PROVIDED, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Trustee or officer of the Trust against any liability of the Trust or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Trust.

12. Effect of Agreement.

Nothing herein contained shall be deemed to require to the Trust to take any action contrary to its Declaration of Trust or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the Trust of their responsibility for and control of the conduct of the business and affairs of the Trust.

13. Term of Agreement.

With respect to the existing Fund, the term of this Agreement shall begin as of June 21, 2021. With respect to each new Fund, the term of this Agreement shall begin as of the date and year upon which the Fund this Agreement is approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter, this Agreement shall continue in effect with respect to each Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to a Fund is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Board of Trustees ; PROVIDED, that in either event such continuance is also approved annually by the vote, cast at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto. The Adviser shall furnish to the Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

14. Amendment or Assignment of Agreement.

Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized (i) by resolution of the Trustees of the Trust, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Fund affected by such amendment if required by applicable law. This Agreement shall terminate automatically and immediately in the event of its assignment.

15. Termination of Agreement.

This Agreement may be terminated as to any Fund at any time by either party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other party; PROVIDED, that in the case of termination by any Fund, such action shall have been authorized (i) by resolution of the Trust's Board of Trustees, including the vote or written consent of the Board of Trustees , or (ii) by vote of majority of the outstanding voting securities of the Fund.

16. Use of Name.

The Trust is named the Northern Lights Fund Trust III and each Fund may be identified, in part, by the name “Northern Lights.”

17. Declaration of Trust.

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of Trust and agrees that the obligations assumed by the Trust or a Fund, as the case may be, pursuant to this Agreement shall be limited in all cases to the Trust or a Fund, as the case may be, and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any Fund under the Declaration of Trust are separate and distinct from those of any and all other Funds. The Adviser further understands and agrees that no Fund of the Trust shall be liable for any claims against any other Fund of the Trust and that the Adviser must look solely to the assets of the pertinent Fund of the Trust for the enforcement or satisfaction of any claims against the Trust with respect to that Fund.

18. Confidentiality.

The Adviser agrees to treat all records and other information relating to the Trust as confidential and shall not disclose any such records or information to any other person, except for the purpose of carrying out the terms of this Agreement; provided, however, that the Adviser may disclose such information as required by law or in connection with any requested disclosure to a regulatory authority with appropriate jurisdiction after prior notification to the Trust.. Notwithstanding the foregoing, the Adviser and the Adviser's officers, directors, members and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing the Fund’s portfolio holdings. The Adviser agrees that, consistent with the Adviser's Code of Ethics, neither the Adviser nor the Adviser's officers, directors, members or employees may engage in personal securities transactions based on nonpublic information about a Fund's portfolio holdings.

19. Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

20. Interpretation and Definition of Terms.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the Act. In addition, when the effect of a requirement of the Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21. Captions.

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

22. Execution in Counterparts.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard A.Malinowskit_________________

Name: Richard A. Malinowski

Title: President

KOVITZ INVESTMENT GROUP PARTNERS, LLC

By: /s/ Robert A. Contreras_________________

Name: Robert A. Contreras

Title: Co-President

NORTHERN LIGHTS FUND TRUST III

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Marathon Value Portfolio	0.99%